Exhibit 99.2
FOR IMMEDIATE RELEASE
CONTACTS:

John Figone, SVP of Business Development	Donald C. Weinberger/Alisa Steinberg (media)
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(713) 934-3855	Tel. (212) 370-4500 Fax (212) 370-4505
US DATAWORKS, INC. ANNOUNCES FISCAL SECOND QUARTER FINANCIAL RESULTS
Houston, TX — November 14, 2007 — US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, announced today financial results for its fiscal 2007 second quarter and six months results ended September 30, 2007.
Revenues for the second quarter ended September 30, 2007 were $1,366,084 compared with revenues of $1,821,673 for the same period a year ago. Loss from operations for the second quarter was $875,677 compared to a loss from operations of $479,186 for the second quarter ended September 30, 2006. Net loss for the second quarter was $845,758 or $0.03 per share, compared to a net loss of $75,793 or $0.00 per share, for the corresponding period in the prior year.
Revenues for the six months ended September 30, 2007 were $2,595,156 compared with the revenues of $3,036,762 for the same period a year ago. Loss from operations for the six months ended was $1,712,747 compared to an operating loss of $1,582,405 for the six months ended September 30, 2006. Net loss for the six months ended was $1,715,019 or $(0.05) per share, compared to a net loss of $1,676,163 or $0.06 per share, for the corresponding period in the prior year.
Charles E. Ramey, Chairman and CEO of US Dataworks said, “We are very encouraged about our continued growth in transactional revenues of 34% in the quarter. This increase is an organic one, as we witnessed an improvement in the number of customers subject to transactional pricing over last year. In addition, as we added new customers, our maintenance revenues grew 127% in the quarter versus the same period last year. Although we don’t anticipate long-term growth in our maintenance revenues, we still have an agreement with a significant customer that will generate an additional $400,000 in maintenance revenue in the remainder of fiscal 2008. Despite the losses reported in the quarter, we are taking the necessary steps designed to reach consistent profitability and enhance shareholder value.”
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A conference call is scheduled for today, at 10:30 AM EST. Interested parties may participate in the call by dialing (877) 407-8037; international callers dial (201) 689-8037 about 5-10 minutes prior to 10:30 AM EST. The conference call will also be available on replay starting at 1:00 pm EST on November 14, 2007, and ending on December 14, 2007. For the replay, please dial (877) 660-6853 (replay account # 305, replay conference # 261523). The access number for the replay for international callers is (201) 612-7415 (replay account # 305, replay conference # 261523).

About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks. Additional information about US Dataworks is available at www.usdataworks.com.
Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to the Company’s sources of revenue, anticipated decrease in maintenance revenue and statements regarding our profitability and shareholder value are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, our ability to execute our business plan and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-KSB for the period ended March 31, 2007 and its quarterly report on Form 10-QSB for the period ended June 30, 2007. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.
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QUARTERLY INCOME STATEMENT DATA
(UNAUDITED)

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Software licensing revenues	36,922	135,728	106,922	514,983
Software transactional revenues	389,880	291,724	779,389	605,720
Software maintenance revenues	233,796	102,783	425,009	206,549
Software service revenues	705,486	1,291,438	1,283,836	1,709,510

	1,366,084	1,821,673	2,595,156	3,036,762
Cost of sales	509,123	497,428	895,082	1,019,728

Gross profit	856,961	1,324,245	1,700,074	2,017,034
Operating Expenses
General and administrative	1,686,875	1,768,850	3,328,008	3,531,798
Depreciation and amortization	45,763	34,581	84,813	67,641

	1,732,638	1,803,431	3,412,821	3,599,439
Loss from operations	(875,677)	(479,186)	(1,712,747)	(1,582,405)

Other income (expense)
Financing costs	(25,976)	—	(25,976)	—
Interest expense	(6,402)	(78,606)	(12,803)	(170,778)
Interest expense — related parties	(10,938)	—	(21,875)	—
Gain/Loss on Derivatives	73,235	257,383	58,382	(156,071)
Contingent liabilities loss	—	222,600	—	222,600
Other income (expense)	—	2,016	—	10,491

	29,919	403,393	(2,272)	(93,758)
Loss before provision for income taxes	(845,758)	(75,793)	(1,715,019)	(1,676,163)
Provision for income taxes
Net loss	(845,758)	(75,793)	(1,715,019)	(1,676,163)

Basic and diluted loss per share	$(0.03)	$(0.00)	$(0.05)	$(0.06)

Basic and diluted weighted -average (adjusted for reverse stock split 1:5)shares outstanding	31,549,103	30,560,591	31,425,462	30,415,806
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US DATAWORKS, INC.
Quarterly Balance Sheet Analysis
For the quarter ended September 30, 2007
(UNAUDITED)

September 30,
2007
ASSETS
Current assets
Cash and cash equivalents	118,047
Accounts receivable, net allowance for doubtful accounts of $250,000	1,031,544
Accounts receivable, net of factored receivables of $169,239	135,390
Prepaid expenses and other current assets	175,116

Total current assets	1,460,097
Property and equipment, net	566,849
Goodwill, net	14,133,629
Other assets	32,111

Total assets	16,192,686

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Notes payable — Current	35,279
Notes payable — related parties	500,000
Current portion of convertible promissory notes	256,066
Derivative Liability — Warrants	16,873
Deferred revenue	358,384
Accounts payable	1,484,015
Accrued expenses	980,081
Interest payable — related parties	683

Total current liabilities	3,631,382
Long term Note Payable	70,557

Total liabilities	3,701,939
Shareholders’ equity
Convertible series A preferred stock, 0001 par
Convertible series B preferred stock, 0001 par	55
Common Stock. 0001 par	3,816
Additional paid in capital	64,618,244
Accumulated deficit	(52,131,368)

Total shareholders’ equity	12,490,747

Total liabilities and shareholders’ equity	16,192,686

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